EXHIBIT 11.1
                       HOST AMERICA CORPORATION
       SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE



                                        June 28, 1998    June 29, 1997
                                        -------------    -------------

Net income (loss)                        $(3,602,849)     $    86,543
                                         -----------      -----------
Net income (loss) for basic earnings
 per common share                        $(3,602,849)     $    86,543
                                         ===========      ===========

Weighted average number of common
 shares outstanding during the year          130,000          130,000
                                         -----------      -----------

Weighted average number of shares
 used in calculation of basic earnings
 per share                                   130,000          130,000
                                         ===========      ===========

Basic earnings (loss) per common share   $    (27.71)     $      0.67
                                         ===========      ===========

Earnings per common share is computed using the weighted average number of shares deemed outstanding as adjusted for the exchange of shares between entities under common control. There is no difference between basic and diluted earnings per common share for all periods presented because there are no dilutive securities.